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                                                Exhibit 99.b
FOR IMMEDIATE RELEASE                           CONTACT:    Richard A. Evans
                                                Chief Financial Officer
                                                (918) 496-2451


                CIS TECHNOLOGIES, INC. ANNOUNCES FIRST QUARTER
                               OPERATING RESULTS
             _____________________________________________________


TULSA, Oklahoma, (April 22, 1996) -- CIS Technologies, Inc. (Nasdaq/NM:CISI) today announced that revenue for the first quarter ended March 31, 1996 was $10.0 million compared to $8.4 million for the first quarter of 1995. The growth in revenue was overshadowed by the fact that the company reported a net loss of $8.2 million for first quarter 1996 compared to net income of $853,000 for the same period in 1995.

The first quarter 1996 results included losses from operations and write-downs of certain company assets. In this period, the company has taken a charge against intangible assets of $5.2 million. Additionally, software, accounts receivable and other assets have been reduced by $3.4 million. These charges, when combined with a first quarter loss from operations of $1.2 million and a tax benefit of $1.6 million, resulted in a net loss of $8.2 million.

Philip D. Kurtz, chairman and chief executive officer of CIS Technologies, said, We are disappointed by less than expected contract closings at our recently acquired clinical practice management (AMSC, Inc.) and managed care contract administration (Hospital Cost Consultants, Inc.) businesses. While we are optimistic of the prospects for managed care software sales, we have made some difficult decisions regarding assets at AMSC and other impaired or non-performing assets. These moves in no way reflect a lack of dedication and commitment to our strategy to create and acquire products and services capable of addressing the business office needs of today s evolving integrated healthcare delivery systems.

On April 16, 1996 the Company announced that a definitive agreement was signed to merge CIS Technologies, Inc. with National Data Corporation (NYSE: NDC). Under the terms of that agreement, CIS shareholders will receive .08682 shares of NDC common stock for each CIS common share owned. CIS shareholders will be issued approximately 2.8 million NDC common shares as a result of this exchange. The transaction, subject to shareholder approval and other conditions, is structured as a tax free exchange, to be accounted for as a pooling of interests. CIS first quarter results will not impact the terms or timing of the NDC transaction.

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CIS Technologies, Inc. Announces First Quarter 1996 Operating Results
Page 2
April 22, 1996




CIS Technologies, Inc. is a full-service healthcare reimbursement and business office management company. CIS offers technology-based products and services that enable healthcare organizations to realize their full financial potential. Through proven methods to enhance business office efficiency, creative financing alternatives, state-of-the-art managed care and clinical practice management systems, and EDI tools to reduce paperwork and administrative costs, all participants in a healthcare delivery system realize benefits. Currently, CIS products and services are delivering value to healthcare organizations in the United States and around the world, with more than 220 third-party payers in the United States and 1,075 clients in 38 states, Canada, Great Britain, Australia and New Zealand.

                            CIS TECHNOLOGIES, INC.
                        Unaudited Financial Highlights
                   (In thousands, except per share amounts)

                                                      Three Months Ended
                                                          March 31,
                                                  1996              1995
Revenue                                         $9,963            $ 8,396
Operating income (loss)                         $(9,473)          $   889
Net income (loss)                               $(8,214)          $   853
Net income (loss) per share                     $  (.25)          $  0.03


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